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Exhibit  24(b)(9)

                              OPINION AND CONSENT


Arnold R. Bergman
Chief Counsel - Annuities
U.S. Wealth Management
601 Congress Street
Boston,  Ma  02210
(617)  663-2184
Fax:  (617)  663-2197
E-mail: abergman@jhancock.com
July  30,  2010

To  whom  it  may  concern,

This opinion is written in reference to the single payment group deferred variable annuity contracts (the "Contracts") to be issued by John Hancock Life Insurance Company of New York, a New York corporation (the "Company"), for which Pre-Effective Amendment No. 1 to a Registration Statement on Form N-4, File No. 333-167018 (the "Registration Statement") is being filed under the Securities Act of 1933, as amended (the "Act").

As Counsel to the Company, I have examined such records and documents and reviewed such questions of law as I deemed necessary for purposes of this opinion:

1. The Company has been duly incorporated under the laws of the state of New York and is a validly existing corporation.

2. John Hancock Life Insurance Company of New York Separate Account A (the "Separate Account") is a separate account of the Company and is duly created and validly existing pursuant to Article 42, Section 4240 of the New York Insurance Laws.

3. The portion of the assets to be held in the Separate Account equal to the reserves and other liabilities under the contracts funded by the Separate Account is not chargeable with liabilities arising out of any other business the Company may conduct.

4. Interests under the Contracts, when issued in accordance with the prospectus contained in the effective Registration Statement and upon compliance with applicable local law, will be legally issued and binding obligations of the Company.

I consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

Very  truly  yours,

/s/  Arnold  R.  Bergman
---------------------------
Arnold  R.  Bergman
Chief  Counsel  -  Annuities